Exhibit 10.1

FIRST AMENDED AND RESTATED PROPERTY MANAGEMENT AND LEASING AGREEMENT

THIS FIRST AMENDED AND RESTATED PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of June, 2012, by and between CNL Healthcare Trust, Inc., a Maryland corporation (“CHT”), and CHT Partners, LP, a Delaware limited partnership (collectively, “Company”), the various subsidiaries of the Company set forth on the Joinder(s) attached hereto (individually or collectively or both as the context requires, the Company and each such subsidiary, only with respect to the property owned by it, “Owner”) and CNL Healthcare Manager Corp., a Florida corporation (“Manager”).

W I T N E S S E T H:

WHEREAS, Owner owns the Properties (as defined below); and

WHEREAS, Owner has engaged Manager to manage and coordinate the leasing of certain of the Properties to be acquired by Owner pursuant to the Property Management and Leasing Agreement between Owner and Manager dated June 8, 2011 (the “Effective Date”), which Original Agreement established the terms and conditions for such services (the “Original Agreement”); and

WHEREAS, the Original Agreement is being amended and restated to reflect the name changes of Owner, Manager and certain other entities and to revise and clarify the Manager’s responsibilities with respect to Multi-Tenant Properties, Single-Tenant Properties, and Oversight Properties, and except for such name changes and revisions, the provisions of the Original Agreement are reproduced herein and remain in full force and effect as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1. DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement:

1.A. “Account” shall have the meaning ascribed to it in Section 2.C.8 herein.

1.B. “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 50% or more of the outstanding voting securities of such other Person; (ii) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as a trustee or general partner.

1.C. “Annual Business Plan” shall have the meaning ascribed to it in Section 2.K herein.

1.D. “BOMA” shall have the meaning ascribed to it in Section 8.J.2 herein.

1.E. “Cause” means with respect to the termination of this Agreement by a party, a material breach of this Agreement of any nature whatsoever by the other party, which breach is not cured within thirty (30) days after notice is given to the breaching party specifying the nature of the alleged breach, and which breach relates to all or substantially all of the Properties.

1.F. “CHT Articles” means CHT’s articles of incorporation, as may be amended or restated from time to time.

1.G. “Company” shall have the meaning ascribed to it in the preamble of this Agreement.

1.H. “Confidential Information” shall have the meaning ascribed to it in Section 8.Q herein.

1.I. “Controlling Agreements” shall have the meaning ascribed to it in Section 2.F herein.

1.J. “Documents and Forms” shall have the meaning ascribed to it in Section 2.C.14(b) herein.

1.K. “Embargoed Person” shall have the meaning ascribed to it in Section 7.A.12 herein.

1.L. “Gross Revenues” means all amounts actually collected as rents (except for rents paid under any vacant master lease space) or other charges for the use and occupancy of Properties including but not limited to parking income to the extent Manager’s responsibilities include a parking facility, after hours HVAC reimbursements and other direct tenant charges, on a cash basis, but shall exclude: parking revenues to the extent a parking facility is managed by a third party; any payments by tenants for amortization of lease improvements over building standard, determined by Owner; security deposits and reductions in security deposits as a result of damage from tenant misuse of or damage to property; rebates, discounts or other credits received by Manager incident to purchases, contracts or other arrangements entered into pursuant to this Agreement for the account of Owner, which items shall accrue solely to the benefit of Owner; abated rent; sales tax; lease termination/buyout settlement amounts; environmental reimbursements; property tax refunds; miscellaneous income taxable to Owner; interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.M. “Improvements” means all buildings, structures and equipment from time to time located on Properties and all parking and common areas located on Properties.

1.N. “Lease” or “Leases” means, unless the context otherwise requires, any lease, ground lease, master lease or sublease made by Owner as landlord or by its predecessor relating to a Property or portions thereof.

1.O. “Leasing Activities Agreement” shall have the meaning ascribed to it in Section 2.C.1(E) herein.

1.P. “Lender” and “Lenders” shall have the meaning ascribed to it in Section 2.I herein.

1.Q. “List” shall have the meaning ascribed to it in Section 7.A.12 herein.

1.R. “Losses” shall have the meaning ascribed to it in Section 5.D.1 herein.

1.S. “Management Fee” means the fee payable to Manager for its services hereunder.

1.T. “Manager” shall have the meaning ascribed to it in the preamble of this Agreement.

1.U. “Manager Indemnified Parties” shall have the meaning ascribed to it in Section 2.L herein.

1.V. “Manager’s Employees” shall have the meaning ascribed to it in Section 2.C.4(a)(2) herein.

1.W. “Manager’s Subcontractors” shall have the meaning ascribed to it in Section 2.C.4(a)(2).

1.X. “Minimum Management Fee” shall have the meaning ascribed to it in Section 4.A herein.

1.Y. “Multi-Tenant Properties” means all tracts (including all buildings and other improvements and property of Owner located thereon) which are leased by the Owner or its Affiliate to more than one tenant pursuant to a Lease.

1.Z. “OFAC” shall have the meaning ascribed to it in Section 2.C.13 herein.

1.AA. “Oversight Fee” shall have the meaning ascribed to it in Section 4.A herein.

1.BB. “Oversight Properties” means all tracts (including all buildings and other improvements and property of Owner located thereon) wherein the Owner contracts directly with a third-party property manager in respect of a specific Property.

1.CC. “Owner” shall have the meaning ascribed to it in the preamble of this Agreement.

1.DD. “Owner Indemnified Parties” shall have the meaning ascribed to it in Section 5.D.2 herein.

1.EE. “Owner’s Representative” shall have the meaning ascribed to it in Section 8.S herein.

1.FF. “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.GG. “Prohibited Person” shall have the meaning ascribed to it in Section 7.A.13 herein.

1.HH. “Properties” means all tracts (including all buildings and other improvements and property of Owner located thereon including but not limited to Multi-Tenant Properties, Single-Tenant Properties, and Oversight Properties) as yet unspecified but to be acquired by Owner and other entities controlled by the Company.

1.II. “Property Financings” shall have the meaning ascribed to it in Section 8.P herein.

1.JJ. “Property Management Representative” means the employee who will be responsible for the direct management of each Multi-Tenant Property.

1.KK. “Reporting Requirements” shall have the meaning ascribed to it in Section 2.C.14(b) herein.

1.LL. “Single-Tenant Properties” means all tracts (including all buildings and other improvements and property of Owner located thereon) which are leased by the Owner or its Affiliate to one tenant pursuant to a Lease.

1.MM. “Submanager” means any Affiliate of Manager to whom Manager has assigned or subcontracted all or part of its duties hereunder pursuant to Section 8.C(1).

1.NN. “Update Notice” shall have the meaning ascribed to it in Section 2.C.14(b)(1) herein.

1.OO. “Updated Requirements” shall have the meaning ascribed to it in Section 2.C.14(b)(1) herein.

2. APPOINTMENT OF MANAGER; SERVICES TO BE PERFORMED

2.A. Appointment of Manager. Owner hereby appoints Manager as the exclusive managing agent and tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth. Owner hereby authorizes Manager to exercise such powers with respect to the Properties as may be necessary for the performance of Manager’s obligations under the terms of this Agreement provided, however, Manager shall have no right or authority to commit or otherwise obligate or bind Owner in any manner whatsoever, except to the extent specifically provided herein. Whenever Owner or any other entity controlled by the Company shall acquire a tract containing improvements or on which Owner or such entity will construct improvements, such tract shall be included as a “Property” for purposes of this Agreement, unless the Owner notifies Manager otherwise.

2.B. General Duties. Manager shall manage, maintain and lease the Properties in accordance with the generally accepted standards for the type of property being managed in the area in accordance with all applicable loan requirements, subject, however to the management rights and responsibilities reserved or allocated to any tenant under the leases for the respective Properties. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the management, operation, maintenance and leasing of the Properties. In addition, Manager shall provide executive oversight over all of Owner’s Properties and provide certain accounting and tax support not provided by any submanager acting pursuant to Section 8.C.

2.C. Multi-Tenant Properties Specific Duties. Manager’s duties with respect to Multi-Tenant Properties include the following:

1. Lease Obligations. Manager shall be Owner’s exclusive leasing agent for the Multi-Tenant Properties, and shall, to the extent permitted by applicable law and subject to this Agreement, perform all leasing functions relating to the Multi-Tenant Properties. Without limiting the generality of the foregoing, Manager’s leasing function includes the following:

(a) Manager shall use commercially reasonable efforts to lease all space in the Multi-Tenant Properties which is now vacant, becomes vacant or is projected to become vacant during the term of this Agreement, subject to the limitations imposed by any Annual Business Plan approved by Owner, and Manager’s responsibilities shall include lease negotiation coordination, tenant improvement coordination, governmental liaison, opening activities, tenant liaison, facilitating tenant move-in and similar activities. Manager may, in its sole discretion, engage the services of other outside cooperating real estate consultants, property managers and brokers to lease space in the Multi-Tenant Properties on behalf of Owner. The retention by Manager of the real estate consultants, property managers and brokers shall be paid for by Manager unless otherwise provided by the Annual Business Plan approved by Owner or as otherwise established by Owner and Manager from time to time. Manager shall, so far as possible, procure references from prospective tenants, investigate such references and use its best judgment in the selection of prospective tenants. Where appropriate, upon the occurrence of a vacancy or a projected vacancy, Manager will prepare and disseminate adequate rental listings. After a vacancy is listed, Manager will cooperate with brokers in an effort to aid in successfully filling the vacancy. Manager shall establish procedures to ensure that ample time is available to renew existing leases or obtain new tenants in an effort to minimize vacancies and loss of income.

(b) Owner shall refer all inquiries concerning the rental of space in the Property to Manager. All negotiations with prospective tenants shall be conducted by Manager or under its direction. All leases for the Multi-Tenant Properties shall be prepared by Manager in the name of Owner and shall be in accordance with such leasing guidelines as Owner and Manager shall agree upon from time to time. Manager shall secure Owner’s prior written approval before finalizing any lease for a Multi-Tenant Property that is not in compliance with the leasing plan set forth in the Annual Business Plan. All leases for Multi-Tenant Properties shall be presented to and executed by Owner. Manager shall duly and punctually comply with all the obligations of Owner under all leases with tenants of space in the Multi-Tenant Property, but solely on behalf of Owner and at Owner’s expense.

(c) Manager shall prepare all advertising and promotional materials for the Multi-Tenant Properties, which materials shall be used only after Owner’s approval and shall comply with all applicable laws, ordinances and regulations. The costs of all advertising and promotional materials shall be at Owner’s sole cost and expense and shall either be in accordance with an approved operating budget or otherwise approved by Owner in writing.

(d) Rental rates for space in the Multi-Tenant Properties shall be established by Owner. Manager shall, promptly following the execution of this Agreement and from time to time thereafter, provide general market information and general office space rental rate surveys and make recommendations to Owner with respect to rental rates.

(e) Notwithstanding anything in this Section 2.C.1 to the contrary, the parties acknowledge and agree that Manager may not be licensed to act as a real estate broker in the state(s) in which the Multi-Tenant Properties are located and that, in such a case, Manager shall either: (a) subcontract the leasing activities described herein to a licensed real estate broker qualified (by years of experience, number of employees, number and type of properties under management and standing in the marketplace) to manage properties of like kind in the vicinity of the Multi-Tenant Properties whereby the Manager shall be responsible for paying the subcontractor; or (b) if Owner elects to enter into a separate agreement with a leasing agent, Manager shall cause the leasing activities described herein to be performed by Owner’s leasing agent by acting as Owner’s agent to enforce all of Owner’s rights and fulfill Owner’s duties under the separate agreement between Owner and Owner’s leasing agent (the “Leasing Activities Agreement”), excluding the obligation to pay Owner’s leasing agent the commissions payable pursuant to the Leasing Activities Agreement.

2. Maintenance. Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Multi-Tenant Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Agreement and the Leases. Non-budgeted expenses for any individual item of work which are not reimbursed by a tenant shall not exceed the sum of $5,000 unless specifically authorized in advance by Owner, provided that emergency repairs which are immediately necessary for the preservation or safety of the Multi-Tenant Properties, for the safety of occupants or other persons, or required to avoid the suspension of any necessary service of the Multi-Tenant Properties may be made by Manager without prior approval of Owner if, under the circumstances, Owner cannot be conveniently notified before the required emergency repairs must be done.

3. Notice of Violations. Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as appropriate.

4. Personnel. Subject to Section 8.C below, Manager shall at all times either employ capable individuals or subcontract for capable individuals’ time (through an Affiliate of the Manager or otherwise) in a sufficient number to properly, safely and economically manage and maintain the Multi-Tenant Properties. Manager shall fully comply with all applicable laws and regulations and agreements regarding worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions under Manager’s control and other employer-employee related subjects. All matters pertaining to the employment (if applicable), subcontracting, supervision, compensation, promotion and discharge of such individuals or such individuals’ time are the responsibility of Manager.

(a) Employees and/or Subcontracted Individuals of Manager:

(1) Manager, as an independent contractor, has the authority to control and direct the management and operation of the Multi-Tenant Properties in accordance with the terms hereof.

(2) All persons employed by Manager or otherwise subcontracted for in connection with the management and operation of the Multi-Tenant Properties shall either be employees of Manager (“Manager’s Employees”) or shall remain as independent subcontractors providing management and/or maintenance services with respect to the Multi-Tenant Properties, with the Manager paying for such services as part of its expenses referenced in Section 3.B (“Manager’s Subcontractors”). At no time shall the Manager’s Employees or the Manager’s Subcontractors be considered employees of Owner for purposes of this Agreement.

(b) It shall be the responsibility of Manager to properly train the members of its property team and cause the appropriate team members to become familiar with the terms of this Agreement, key tenant lease provisions and vendor/contractor contract terms.

5. Utilities and Supplies. Manager shall, on behalf of Owner, enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area, or as it, in its reasonable judgment, shall deem prudent, provided that Manager shall submit to Owner for its approval such contracts for items of expense which are not contemplated in the Annual Business Plan. Further, at the time of execution of any service contract, the cost of the services to be provided under such contract shall be comparable with general prevailing market conditions, as to each of the Multi-Tenant Properties. Unless Owner notifies Manager of its disapproval of any such contract within ten (10) days of the Owner’s receipt of a copy of such written contract, Owner shall be deemed to have approved such contract. Manager shall also purchase all supplies which Manager deems necessary to maintain the Multi-Tenant Properties, provided that no such purchase which is outside the ordinary course of business or which is of a nature not reimbursed by tenants shall be made by Manager without the prior written consent of Owner.

6. Tangible Property Taxes. Manager shall be responsible for filing any required tangible personal property tax in respect to the Multi-Tenant Properties.

7. Expenses. Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Multi-Tenant Properties, pay all such bills from the Account (as defined below), and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, ground leases and any other amount payable in respect to the Multi-Tenant Properties from the Account. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. It is understood that the payment of real property taxes, tangible property taxes, assessments and insurance premiums will be paid out of the Account (as hereinafter defined) by Manager at the direction of Owner. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

8. Monies Collected. Manager shall, in accordance with any applicable loan requirements, Leases, or other Controlling Agreement, use diligent efforts to collect all rent and other monies from tenants of the Multi-Tenant Properties and any sums otherwise due to Owner with respect to the Multi-Tenant Properties in the ordinary course of business including, but not limited to (where applicable), tenants’ payments for real estate taxes, insurance, damages and repairs, and common area maintenance, and shall deposit such monies in the Account (as defined below) when required by the Controlling Agreement which requires a separate Account otherwise to an account of the Owner. In collecting such monies, Manager shall inform Owner’s tenants that all remittances are to be in the form of a check, wire transfer, money order, automatic payments or other forms approved by Owner. Owner authorizes Manager to request, demand and collect all such rent and other monies due and, at Owner’s request, to institute legal proceedings in the name of Owner and at Owner’s expense for the collection thereof and for the dispossession of any tenant in default under its Lease. Manager shall not compromise with any tenant or waive Owner’s rights under any Lease without Owner’s prior written consent. Nothing in this Agreement shall be construed as a guarantee of payment or collection by Manager of rent or other monies due from tenants of the Multi-Tenant Properties.

9. Bank Account. Manager may, in accordance with any applicable Lease, loan requirements or other Controlling Agreement, establish and maintain a separate checking account or accounts (collectively, the “Account”) for funds relating to the Multi-Tenant Properties. Manager shall cooperate with Owner and all lenders with respect to any lock box or cash management agreements established by Owner or any lender. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(a) All sums received from rents and other income from the Multi-Tenant Properties shall be promptly deposited by Manager in the Account, if applicable. Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Agreement.

(b) All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Multi-Tenant Properties and shall be paid and/or withdrawn by Manager from the Account, if applicable.

(c) All sums necessary to pay the operational expenses of the Multi-Tenant Properties, including real estate taxes and insurance premiums, as set forth in Section 2.C.7.

(d) By the 20th day of each month, except as otherwise directed by Owner, Manager shall forward to Owner net operating proceeds from the preceding month, retaining at all times, however, a reasonable reserve for the subsequent month’s cash requirements.

10. Tenant Complaints. Manager shall maintain business-like relations with the tenants of the Multi-Tenant Properties and use commercially reasonable efforts to resolve any tenant complaint or to cooperate with Owner in so doing.

11. Signs. The Manager shall place and remove, or cause to be placed and removed, leasing signs upon the Multi-Tenant Properties as the Manager deems appropriate, subject, however, to the terms and conditions of the Leases, to any applicable ordinances, regulations and covenants or restrictions and Owner’s approval of the size and general appearance of such signs.

12. Other Services. Manager shall recommend from time to time to Owner such procedures with respect to the Multi-Tenant Properties as Manager may deem advisable for the most efficient and economic management services which normally are performed in connection with the operation of first-class office and commercial buildings or other buildings, as applicable, and perform all services normally provided to similar premises, without additional charges to Owner.

13. Approval of Leases, Contracts, Etc. Owner hereby appoints Manager as Owner’s authorized agent for the purposes of executing, as the agent of Owner, all such leases, contracts and agreements. Manager is required to clearly identify itself as Owner’s agent and to inform all third parties with whom Manager is dealing that Manager is acting solely as Owner’s agent with respect to the Multi-Tenant Properties and is not itself the owner of the Multi-Tenant Properties. Manager is further required to correct any known misunderstanding with respect to the ownership of the Multi-Tenant Properties. In addition, Owner agrees to (a) specifically assume in writing all obligations of Owner under all such leases, contracts and agreements entered into by Manager as the agent of Owner upon termination of this Agreement, and (b) indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties of and from any and all Losses (as defined in Section 5.D below) that may be imposed on any or all of them in connection with or relating to the obligations of Owner under any such leases, contracts or agreements following the termination of this Agreement. If Manager subcontracts any of the obligations required of Manager hereunder, Manager shall cause the subcontract to include provisions which require the subcontractor (a) to a thirty (30) day termination for convenience clause, (b) to clearly identify itself as Owner’s agent and to inform all third parties with whom subcontractor is dealing that it is acting solely as Owner’s agent with respect to the Multi-Tenant Properties and is not itself the owner of the Multi-Tenant Properties and (c) to correct any known misunderstanding with respect to the ownership of the Multi-Tenant Properties; provided, however that Manager shall not enter into an agreement delegating its day to day property management obligations or functions hereunder without Owner’s prior written consent.

14. Office of Foreign Assets Control, Department of the Treasury (“OFAC”):

(a) Manager hereby acknowledges and agrees that it will be performing OFAC searches/checks on each potential tenant (including renewals) that may be leasing space in the Multi-Tenant Properties. Manager is required to keep verification of the OFAC check in the tenant file. Manager also agrees that a tenant shall not be permitted to sublet its space to a new tenant without Manager performing an OFAC search/check on the potential sublessee.

(b) Manager hereby acknowledges and agrees that it will be performing OFAC searches/checks on each potential vendor (including renewals) that may be performing work in or around the Multi-Tenant Properties. Manager is required to keep verification of the OFAC check in the vendor file.

(c) All leases, lease renewals and contracts including all construction contracts, purchase orders and service agreements and renewals thereof shall include OFAC language.

15. Accounting, Records and Reports.

(a) Records. Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Multi-Tenant Properties and Manager’s record retention policy. Such records shall be maintained on a double entry basis in accordance with GAAP. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Multi-Tenant Properties and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Multi-Tenant Properties, at a place recommended by Manager and approved by Owner.

(b) Monthly Reports. The financial reporting responsibilities of Manager for the Multi-Tenant Properties are set forth in Appendices A, B and C attached hereto (the “Reporting Requirements”). Manager acknowledges and agrees that it has had the opportunity to review the contents of the Reporting Requirements prior to executing this Agreement, and agrees to comply with and be bound by the terms thereof and to compile and submit all reports in the format required by Owner in accordance with its established Documents and Forms (“Documents and Forms”). Manager acknowledges and agrees that the Documents and Forms and Reporting Requirements are proprietary to Owner, and Manager agrees that Manager, its employees, agents or representatives shall not disseminate, release or use the Reporting Requirements for any purpose other than the performance of Manager’s obligations hereunder.

(1) Updates/Additions: The Reporting Requirements may be updated from time to time as deemed necessary by Owner, both to change or delete existing provisions and to add new provisions. In the event of modifications or updates to the policies, procedures, forms or information contained in Reporting Requirements Owner shall provide written notification (“Update Notice”) of modifications to the Reporting Requirements (the “Updated Requirements”) to Manager via e-mail to Manager’s designated Property Management Representative. Within five (5) business days of receipt of such Update Notice, Manager shall inform Owner in writing via e-mail whether any such Updated Requirements constitute a Material Updated Requirement (as defined below). If Manager informs Owner that the Updated Requirements are not Material Updated Requirements, then Owner will use reasonable efforts to provide a courtesy e-mail copy of the notice to all other employees of Manager for which Manager has supplied valid e-mail addresses, but failure to notify any of Manager’s personnel other than the Property Management Representative shall not affect the validity of the notice. Any Updated Requirements shall become effective upon the latter of: (1) the date specified in the e-mail notice, or (2) the sixth business day after receipt of the Update Notice by the Property Management Representative and Manager has not provided Owner with notice that any Updated Requirements are Material Updated Requirements.

(2) If Manager has informed Owner that any update/addition is a Material Updated Requirement in accordance with subsection (b)(1) above, the Owner and Manager agree to negotiate in good faith the amount of reimbursement of additional costs that Owner shall pay Manager to implement and provide the Material Updated Requirement(s). As used in this Agreement, a “Material Updated Requirement” means additional requirements in the aggregate that increase the time of non-Reimbursable Staff Members on an individual Property by more than eight (8) hours per month.

(c) Quarterly Certification. Manager shall provide Owner, within twenty (20) days after the end of each calendar quarter, a signed Certification statement in the form attached hereto as Exhibit “A” executed by the controller or president of Manager.

2.D. Single-Tenant Properties Specific Duties. Manager’s duties with respect to Single-Tenant Properties include the following:

1. Lease Obligations. Manager’s leasing function includes the following:

(a) Owner shall refer all inquiries concerning the rental of space in the Single-Tenant Property to Manager. All negotiations with prospective or existing tenants shall be conducted by Manager or under its direction. All leases, including any amendments, for the Single-Tenant Properties shall be prepared by Manager in the name of Owner and shall be in accordance with such leasing guidelines as Owner and Manager shall agree upon from time to time. All leases for Single-Tenant Properties shall be presented to and executed by Owner.

2. Notice of Violations. Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as appropriate.

3. Monitoring of Ground Lease Compliance. In the case of Single-Tenant Properties located on leased or permitted land, the Manager will monitor and ensure that tenants make timely ground lease or land permit payments and are in compliance with the applicable terms of such leases and permits.

4. Monies Collected. Manager shall for Single-Tenant Properties, in accordance with any applicable loan requirements, Leases, or other Controlling Agreement, use diligent efforts to calculate and invoice, and collect all rent and other monies from tenants any and all sums otherwise due to Owner with respect to the Single-Tenant Properties in the ordinary course of business including, but not limited to (where applicable), tenants’ payments for real estate taxes, insurance, damages and repairs, sales tax and common area maintenance, and shall deposit such monies in the Account (as defined below) when required by the Controlling Agreement which requires a separate Account otherwise to an account of the Owner. In collecting such monies, Manager shall inform Owner’s tenants that all remittances are to be in the form of wire transfer, money order, automatic payments or other forms approved by Owner. Owner authorizes Manager to request, demand and collect all such rent and other monies due and, at Owner’s request, to institute legal proceedings in the name of Owner and at Owner’s expense for the collection thereof and for the dispossession of any tenant in default under its Lease. Manager shall not compromise with any tenant or waive Owner’s rights under any Lease without Owner’s prior consent. Nothing in this Agreement shall be construed as a guarantee of payment or collection by Manager of rent or other monies due from tenants of a Single-Tenant Property.

5. Tenant Complaints. Manager shall maintain business-like relations with the tenants of the Single-Tenant Properties and use commercially reasonable efforts to resolve any tenant complaint or to cooperate with Owner in so doing.

6. Capital Reserves and Additional Owner Investments. Manager agrees to oversee the budget and monitor spending for Single-Tenant Properties, capital expenditure accounts and additional owner investment projects if such accounts are required by the applicable Lease or Controlling Agreement. Manager agrees to monitor the physical upkeep of the Single-Tenant Properties to ensure such property is being maintained in accordance with the terms of the Lease.

7. Other Duties Related to Single-Tenant Properties. Manager shall monitor the Single-Tenant Properties’ real property tax payments, tangible personal property filings and payments, and insurance program to ensure timely payments and compliance with applicable provisions of the respective leases.

2.E. Oversight Properties Specific Duties. Manager’s duties with respect to Oversight Properties include the following:

1. Operational Budget and Reporting Oversight. Where Owner contracts directly with a third-party property manager for an Oversight Property, the Manager agrees to review periodic monthly, quarterly and annual reporting provided by such third-party manager and perform procedures to reasonably verify the accuracy and validity of such information in accordance with GAAP. Manager will also perform periodic budget versus actual analysis of the property results and meet regularly with third-party managers to evaluate overall performance of the properties.

2. Capital Reserves and Additional Owner Investments. Manager agrees to oversee the budget and monitor spending for Oversight Properties from capital expenditure accounts and additional owner investment projects, as applicable, to ensure spending is occurring in accordance with established budgets. Manager agrees to monitor the physical upkeep of the Oversight Properties to ensure such property is being maintained in accordance with the terms of the Lease.

3. Monitoring of Ground Lease Compliance. In the case of and Oversight Property located on leased o permitted land, the Manager will monitor and ensure that third-party managers are in compliance with applicable terms of such leases and permits.

4. Property Tax Payments and Insurance Program. When the Owner contracts directly with a third-party property manager for an Oversight Property, the Manager shall monitor the Property’s real property tax payments, monitor the filing and payment of the Property’s applicable tangible personal property taxes, and monitor the Property’s insurance program.

2.F. Controlling Agreements. Manager, upon request, will be provided with copies of applicable articles of incorporation, agreements of limited partnership, joint venture agreements, operating agreements, third-party management agreements, loan agreements, deeds of trust, mortgages or ground leases, each as may be amended from time to time, of Owner (the “Controlling Agreements”) and is and will be familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of the Controlling Agreements.

2.G. Compliance with Laws. Manager shall, in the performance of its services hereunder, comply with all federal, state, municipal or other governmental laws, ordinances, rules or regulations affecting the Properties.

1. Manager shall also be responsible for monitoring, testing and complying with the limitation on impermissible tenant service income as defined in Section 856(d)(7) of the Internal Revenue Code. Examples of disallowed income include, but are not limited to: leasing fees, management fees, a disallowed service provided to a tenant without charge as a condition of the lease, and amenities that would normally attract a charge but are provided for free. The last two examples of disallowed income are where there is a service provided for no charge, but the income is deemed to exist as a component of rental income. The process involves the timely completion of testing and undertaking an annual survey regarding the property’s income.

2. Manager shall not in performance of its services hereunder violate, and shall comply in all respects with the terms of, any ground lease, space lease, mortgage, deed of trust or other security instrument binding on or affecting any of the Properties. If Manager identifies a conflict between the terms of any such document and the terms of this Agreement, Manager shall not take any action except to notify Owner and await Owner’s instructions.

3. In connection with Owner’s responsibility to maintain effective internal controls over financial reporting and the Owner’s requirements for complying with the Sarbanes Oxley Act of 2002, Manager hereby agrees to provide, as an operating expense, access and reasonable assistance as may be requested by Owner that will allow Owner to conduct activities stipulated by the Public Company Accounting Oversight Board in its 2004-1, or other similarly promulgated guidance by other regulatory agencies. Manager hereby agrees to provide, at Owner’s request and as an operating expense, (i) evidence of Manager’s documented policies regarding “whistleblower” procedures and regarding the reporting of fraud or misstatements involving Multi-Tenant Property financial reporting, and (ii) access for the Owner to conduct such procedures as Owner reasonably considers necessary to make a determination that Manager has maintained an effective system of internal controls over financial reporting. In addition to the foregoing, Manager shall provide Owner with access to the books and records of the Multi-Tenant Properties in order to perform miscellaneous other internal audit procedures as deemed reasonably appropriate by Owner. Notwithstanding the other terms, covenants and conditions of this Section 2.G.3, the parties acknowledge and agree that Manager shall have no responsibility or obligation with regard to Owner’s obligations stipulated by the Public Company Accounting Oversight Board or under the Sarbanes Oxley Act of 2002, except to comply with requests which may be made by Owner under this Section 2.G.3.

2.H. Manager’s Cooperation with Sale of the Properties. Manager agrees to facilitate, in any and all manner, and cooperate with Owner or Owner’s listing agent, if applicable, on the sale of any of the Properties. Such cooperation and assistance shall be considered a normal function of the property management duties agreed to under the terms of this Agreement.

2.I. Assistance in Obtaining Approvals. Manager shall assist Owner, as requested, in obtaining any approvals of proposed leases or proposed management agreements, as applicable, for the Properties, the tenants and the terms thereof which may be required from the Properties’ lenders, including senior financing, mezzanine level financing or preferred equity (each, a “Lender” and collectively, “Lenders”) in accordance with the terms of the applicable loan documents.

2.J. Authority to Negotiate. In fulfilling its duties to Owner, Manager hereby is authorized to negotiate, on behalf of Owner, leases for any Properties, and to negotiate and enter into any other leases, contracts or agreements on behalf of Owner in the ordinary course of the management, operation, maintenance and leasing of each Property, subject to the limitations set forth above in Section 2.C. and 2.D., any leasing and property management guidelines established by Owner, and the Annual Business Plan set forth in Section 2.K. below; provided, however that Manager shall not enter into any lease, contract or agreement on behalf of Owner that would cause a material deviation from the Annual Business Plan.

2.K. Budgets and Leasing Plans. No later than ninety (90) days before each calendar year end, Manager shall prepare, or cause to be prepared (in which case the Manager shall review and submit to Owner for its approval) an operating budget, capital budget and a marketing and leasing plan (collectively, the “Annual Business Plan”) on each Property for the calendar year immediately following such submission. The Annual Business Plan shall be in the form approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated Annual Business Plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Owner disapproves any such Annual Business Plan, Manager shall submit a revised Annual Business Plan, as applicable, within twenty (20) days of receipt of the notice of disapproval, and Owner shall have twenty (20) days to provide notice to Manager if it disapproves of any such revised Annual Business Plan. In the event that an operating budget has not been approved prior to each December 31, the operating budget for the prior twelve month period shall govern to the extent of any unapproved items. In the event a capital budget has not been approved by Owner prior to each December 31, Manager shall not make any capital or extraordinary expenditures for the Properties (other than in the event of an emergency) without the prior written consent of Owner.

Manager shall use reasonable diligence and employ commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Properties shall not exceed the budgeted amount in total or in any one accounting category. All expenses must be charged to the proper account on either the operating budget or capital budget and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of an accounting category. Manager agrees to use commercially reasonable efforts to inform Owner, promptly after they become known to Manager, or any material increases in costs and expenses that were not foreseen during the budget preparation period, and were, therefore, not reflected in the operating budget or capital budget.

2.L. Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall be responsible for notifying Owner in the event it receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body, public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that, to the best of its knowledge, each of its Properties and any equipment thereon will, upon acquisition by Owner, comply with all such requirements. Owner authorizes Manager to disclose the ownership of each Property by Owner to any such officials. Owner agrees to indemnify, protect, defend, save and hold harmless Manager and its member(s), partner(s), stockholder(s), officers, directors, employees, managers, successors and assigns including, but not limited to, any Submanager (collectively, the “Manager Indemnified Parties”) of and from any and all Losses (as defined in Section 5.D.1 hereof) that may be imposed on any or all of them by reason of the failure of Owner to correct any past, present or future violation or alleged violation of any and all past, present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

2.M. Tax Returns. Except for applicable requirements relating to reporting sales tax and leases of tangible property, the preparation of which shall be the responsibility of Manager, Manager shall have no responsibility for the preparation of any federal, state or local tax reports or returns on behalf of Owner, but Manager shall provide such information as shall be reasonably requested by Owner to assist Owner’s preparation of such tax reports and returns.

3. EXPENSES

3.A. Owner’s Expenses. Except as otherwise specifically provided herein, all reasonable and customary costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be the responsibility of Owner to the extent included in the Annual Business Plan described in Section 2.K above or as otherwise agreed by Owner. Such costs and expenses may include all legal, travel and other out-of-pocket expenses which are directly related to the management of specific Properties, to the extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, Inc. All costs and expenses for which Owner is responsible under this Agreement shall be paid by, or reimbursed to, Manager out of the Account where such Account exists; provided that, in the event such Account does not exist, then Owner shall be obligated to pay such costs and expenses directly to the Manager. In the event the Account does not contain sufficient funds to pay all such costs and expenses, Owner shall fund all sums necessary to meet such unpaid costs and expenses within thirty (30) days of receipt of notice from Manager and an itemization of such unpaid costs and expenses. Nothing in this Agreement shall obligate Manager to advance its own funds on behalf of Owner.

3.B. Manager’s Expenses. Manager shall, out of its own funds, pay all of its general, overhead and administrative expenses (including those for off-site employees or offices not located within the Properties) except as set forth in a budget submitted by Manager and approved by Owner pursuant to Section 2.K above or as otherwise specifically approved in advance by Owner.

3.C. Manager’s Costs to Be Reimbursed. After payment by Manager, Manager may be reimbursed out of the Account where such Account exists, otherwise directly from the Owner to the Manager, for costs, including, but not limited to, travel and other out-of-pocket expenses incurred by Manager’s Employees or Manager’s Subcontractors in the performance of the Manager’s duties. In no event shall Manager be reimbursed by Owner for costs attributable to losses arising from negligence or fraud on the part of Manager, Manager’s Employees, or Manager’s Subcontractors. Notwithstanding anything to the contrary contained herein, Manager hereby acknowledges and agrees that all costs and expenses relating to the wages, salaries, and other employee-related expenses (including, without limitation, federal and state unemployment taxes, social security taxes, group medical and health insurance payments, and worker’s compensation insurance) with regard to the Manager’s Employees and the Manager’s Subcontractors shall be non-reimbursable expenses of the Manager.

4. MANAGER’S COMPENSATION

4.A. Management Fee. Commencing on the date hereof, Owner shall pay Manager a property management fee in connection with the leasing and management of Properties equal to 2% of annual Gross Revenues from Single-Tenant Properties and 4% of annual Gross Revenues from Multi-Tenant Properties (together, the “Management Fee”), unless the Owner and Manager agree otherwise in writing. In addition, in the event Owner contracts directly with a third-party property manager in respect of an Oversight Property, Owner may pay Manager an oversight fee of up to 1% of annual property gross operating revenues (the “Oversight Fee”) of the Oversight Property managed unless the Owner and Manager agree otherwise in writing; however, in no event will Owner pay Manager both the Management Fee and the Oversight Fee with respect to the same Property.

In the event a Multi-Tenant Property has less than fifty percent (50%) of its leaseable space leased to one or more tenants then an amount equal to four and one half percent (4.5%) multiplied by 44% of the average total lease rate as if one hundred percent (100%) of the lease space of the Multi-Tenant Property would be leased (the “Minimum Management Fee”) shall be paid as a Minimum Management Fee. Such Minimum Management Fee shall apply until such time as the leaseable space of the Multi-Tenant Property is at least fifty percent (50%) leased. Manager’s compensation under this Section 4.A shall apply to all Leases, including renewals, extensions or expansions of Leases related to the Multi-Tenant Property. The Management Fee may include the reimbursement of the specified cost incurred by Manager of engaging another person or entity to perform Manager’s responsibilities hereunder, provided, however, that Manager shall be responsible for payment to such third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

4.B. Construction Management Fee. In addition to the compensation paid to Manager under Section 4.A above, Owner shall pay to Manager a construction management fee equal to 5% of hard and soft costs associated with the initial construction or renovation of a property, or for management and oversight of expansion projects and other capital improvements which value exceeds (i) 10% of the initial purchase price of the property and (ii) one million dollars ($1,000,000.00). Owner will reimburse Manager for the costs and expenses incurred by Manager on Owner’s behalf in connection with the construction management of a Property. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in the CHT Articles, in no event shall the Acquisition Fees (including this construction management fee) exceed six percent (6%) of the Contract Purchase Price of any Asset. Such capitalized terms in the immediately preceding sentence not defined in this Agreement shall have the meeting ascribed to such terms in the CHT Articles.

4.C. Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of the Management Fee, Oversight Fee or Construction Management Fee, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of the Management Fee, Oversight Fee or Construction Management Fee for any fiscal year of the greater of 2% or $5,000 than the correct Management Fee, Oversight Fee or Construction Management Fee for such fiscal year, Manager shall bear the cost of such audit.

5. INSURANCE AND INDEMNIFICATION

5.A. Insurance. Manager shall procure and maintain (or shall cause to be procured and maintained) during the term of this Agreement, at its expense the following insurance:

(a)	Property insurance (and to the extent applicable builders risk insurance), including boiler and machinery and/or Equipment Breakdown coverage to the building(s) and contents by risks commonly covered by an ISO Special Cause of Loss or its equivalent. The amount of such insurance shall be not less than one hundred percent (100%) of the full insurable replacement cost of the real property and including improvements, furniture, furnishings, fixtures, equipment, and other items owned by Owner from time to time, without reduction for depreciation. Such coverage shall contain a replacement cost/agreed amount endorsement, waiver of co-insurance, and other coverage endorsements which Owner, in its reasonable discretion, may require from time to time.

(b)	Flood Insurance on a full replacement cost basis with a limit equivalent to the replacement cost of the real property and its personal property or the maximum available at commercially reasonable terms with deductibles that are reasonable and customary to similar properties. Coverage must include business income, including loss of rents. If the real property or any part thereof is identified by the Federal Emergency Management Agency (or successor governmental agency or authority performing such identification functions) as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the maximum insurance available under the appropriate National Flood Insurance Administration program, with any excess limits as Owner may require.

(c)	Earthquake Insurance is required if the property is located within earthquake-prone zone as determined by the US Geological Survey, including insurance coverage for loss or damage caused by earth movement. Such coverage, including business income, shall be for limits as approved by Owner.

(d)	Business Income (including loss of rents) which must be maintained in an amount sufficient to provide proceeds which will cover the actual loss sustained during restoration of any portion of the Properties or their improvements. The perils covered by this insurance shall be the same as those required in paragraph 5.A.(a) above

(e)	Commercial General Liability insurance on an occurrence form (ISO CG0001 or its equivalent) with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate.

(f)	Umbrella (CGL) insurance on an occurrence form with limits not less than Ten Million Dollars ($10,000,000.00) per occurrence and Ten Million Dollars ($10,000,000.00) general aggregate, written on a form excess over and no less broad than the liability coverage referenced in paragraph 5.A.(e) above. Coverage must drop down for exhausted aggregate limits under commercial general liability and professional liability.

(g)	Workers’ Compensation insurance subject to the worker’s compensation laws of the applicable state and Employer’s Liability insurance with a limit of not less than One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease limit each employee, or such amounts as are required by law or custom.

(h)	Employment Practices liability insurance with limits of not less than Once Million Dollars ($1,000,000.00) per occurrence/policy aggregate including third party liability.

(i)	Commercial Automobile Liability coverage or any automobile including, but not limited to, all owned, non-owned leased and hired automobiles with a combined single limit of not less than One Million Dollars ($1,000,000).

(j)	Liquor liability (if applicable) is required with limits, coverage and deductibles reasonable and customary to other similar properties.

(k)	Pollution Insurance or environmental liability (if applicable) is required with limits, coverage and deductibles reasonable and customary to other similar properties.

(l)	A fidelity bond with a corporate surety or employee dishonesty/crime insurance covering all employees who handle or are responsible for the rents and revenues from each of the Properties or for the payment of expenses from Owner’s account. The fidelity bond shall be in the amount not less than Five Million Dollars ($5,000,000) with a maximum deductible of Two Hundred Fifty Thousand Dollars ($250,000). The bond shall include a loss payable endorsement in favor of Owner.

(m)	Professional Liability insurance on an occurrence form with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate covering real estate management operations and leasing operations when applicable.

(n)	To the extent carried by other property managers in the same market, any other insurance reasonably required by Owner, or required by law.

All such insurance required herein shall: (i) be with insurers authorized to do business in the state within which the Property is located and who have and maintain a rating of at least A (or its equivalent) from Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. or an AM Best Rating of A-VII or better; (ii) specifically identify insured location(s) by name and contain the complete address of the Properties; (iii) be for terms of at least one (1) year, (iv) contain deductibles which do not exceed an amount agreed upon in advance by Owner; and (v) be subject to the approval of Owner as to insurance companies, amounts, content, forms of policies, method by which premiums are paid, and expiration dates.

Manager shall deliver to Owner prior to the Commencement Date of the Agreement: (i) evidence that said insurance policies have been paid current as of the effective date, and (ii) original Certificates of Liability Insurance and Evidence of Property Insurance signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to Owner. Manager shall renew all such insurance and deliver to Owner certificates evidencing such renewals prior to expiration date, but in no event more than seven (7) business days after expiration.

Without limiting the required endorsements to the insurance policies, Manager further agrees that all such policies shall include a standard, non-contributory mortgagee clause naming any mortgagee identified by Owner as: (i) an additional insured under all liability insurance policies, except for employment practices, automobile, errors and omissions, and workers’ compensation; (ii) as the first mortgagee on all property insurance policies; and (iii) as the lenders loss payee as their interests may appear on all business income including loss of rents. Manager further agrees that all such insurance policies: (i) shall provide for at least thirty (30) days’ prior written notice to Owner prior to any cancellation, non-renewal, or termination of the coverages required herein; (ii) any loss shall be payable by the insurer to Owner, Manager, or a mortgagee as their interest may appear in accordance with the terms of such policy notwithstanding any act or negligence of Owner or Manager which might otherwise result in forfeiture of such insurance; and (iii) shall waive all rights of subrogation against Owner, its affiliates, shareholders, members, officers, directors, managers, employees, agents, representatives and lenders as respects any claims covered, or which should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained there under.

5.B. Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

5.C. Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to the Properties, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly and any report not so given within five (5) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly report delivered to Owner as required herein. Manager is authorized to settle any claim against an insurance company not exceeding $5,000 arising out of any policy and, in connection with such claim, to execute proof of loss statements and adjustments of loss and to collect and receipt for loss proceeds. If a claim against an insurance company exceeds $5,000, Manager shall take no action specified in the immediately preceding sentence with respect thereto without the prior approval of Owner.

5.D. Indemnification.

1. General. Owner shall indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”), that may be imposed on or incurred by Manager by reason of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner; provided, however, that such indemnification and exculpation shall not extend to any such Losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of or breach of this Agreement by Manager, its agents, servants, or employees; provided, further, that such indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to such matter.

2. Property Damage, Etc. Owner agrees to indemnify, defend, protect, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses in connection with or in any way related to each Property and from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification and exculpation shall not extend to any such Losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of or breach of this Agreement by Manager, its agents, servants, or employees; provided, further, that such indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to such matter. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for anything that it may do or refrain from doing, except in cases of willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction). Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its members, partners, stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Owner Indemnified Parties”) from any and all Losses arising out of any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements, when such injury or damage shall be caused by the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of or breach of this Agreement by Manager, its agents, servants, or employees, except to the extent that any Owner Indemnified Party recovers insurance proceeds with respect to such matter.

3. Environmental Matters. Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge none of the Properties have previously been or are presently being used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9607), as amended, or any other statute, law, rule, regulation or ordinance regarding the treatment, storage or disposition of any hazardous substance. Furthermore, Owner shall indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future claims regarding the treatment, deposit, storage, disposal or placement by any party other than Manager of hazardous substances on or about the Properties.

4. Indemnification Procedure. If a claim, action, or proceeding by a third-party (a “Claim”) is made against Owner, an Owner Indemnified Party, Manager, or a Manager Indemnified Party (the “Indemnified Party”) for which the Indemnified Party intends to seek indemnity under this Section 5.D, the Indemnified Party shall promptly notify the party against whom indemnification is sought (the “Indemnitor”) in writing of such Claim, setting forth a description of such Claim in reasonable detail (the “Indemnification Notice”); provided, however, that failure to give such Indemnification Notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent the Indemnitor has been prejudiced by such failure. The Indemnitor shall have thirty (30) days after receipt of the Indemnification Notice to undertake, conduct and assume control, through counsel of its own choosing reasonably satisfactory to the Indemnified Party, and at its own expense, of the settlement or defense of such Claim, so long as the Indemnitor notified the Indemnified Party of such defense in writing within thirty (30) days after the Indemnified Party has given notice of the third-party Claim and the Indemnitor conducts the defense of the third-party Claim actively and diligently, and the Indemnified Party shall cooperate fully in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; and, provided, further, that the Indemnified Party shall pay the fees and disbursements of such separate counsel unless (a) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor, (b) the Indemnitor has failed to assume the defense of such third party Claim within thirty (30) days after receipt of the Indemnification Notice with counsel reasonably satisfactory to such Indemnified Party, or (c) the named parties to the proceeding in which such Claim has been asserted include both the Indemnitor and such Indemnified Party and, in the reasonable opinion of counsel to such Indemnified Party, there exists one or more defenses that may be available to the Indemnified Party that are in conflict with those available to the Indemnitor. The Indemnified Party shall not pay or settle any such Claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor has received the Indemnified Party’s Indemnification Notice and does not notify the Indemnified Party in writing within thirty (30) days after receipt of such notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense, compromise or settlement of the Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third-party Claim. Notwithstanding anything in this Section 5.D to the contrary, the Indemnitor shall not, except with the written consent of the Indemnified Party (which such consent shall not be unreasonably withheld), enter into any settlement that (y) does not include as an unconditional term thereof the giving by the person or persons asserting such Claim of an unconditional release of the Indemnified Party from liability with respect to such Claim, or (z) involves non-monetary relief or remedy that is binding upon the Indemnified Party, including any restrictions on the Indemnified Party’s ability to operate or compete.

5. Limitations. Notwithstanding anything to the contrary in this Agreement, any indemnification and exculpation by Owner under this Agreement is subject to any limitations imposed under the CHT Articles.

6. TERM

6.A. Term. This Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earlier to occur of the following:

1. Six years from the Effective Date. However, this Agreement will be automatically extended for successive six (6) year periods after the end of the initial term unless Owner or Manager gives at least ninety (90) days prior written notice of its intention to terminate the Agreement;

2. Immediately upon written notice by one party to the other party upon the occurrence of any of the following:

(a) A decree or order is rendered by a court having jurisdiction: (i) adjudging the other party as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the other party under the federal bankruptcy laws or any similar applicable law or practice; or (ii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the other party or a substantial part of the property of the other party, or for the winding up or liquidation of its affairs;

(b) The other party: (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (ii) consents to the filing of a bankruptcy proceeding against it; (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice; (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property; (v) makes an assignment for the benefit of creditors; (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the first party; or (vii) takes corporate or other action in furtherance of any of the aforesaid purposes; or

(c) The party providing such notice having Cause (after the expiration of the relevant cure period); or

3. Mutual consent of the parties to terminate this Agreement.

Upon termination, the obligations of the parties hereto shall cease, provided that Manager and Owner shall comply with the provisions hereof applicable in the event of termination and Manager shall be entitled to receive all compensation which may be due to Manager hereunder up to the date of such termination, and provided, further, that if this Agreement terminates pursuant to clause 2 above, the parties shall have such other remedies as may be available at law or in equity.

6.B. Manager’s Obligations After Termination. Upon the termination of this Agreement, Manager shall have the following duties:

1. Manager shall deliver to Owner, or its designee, all transferable or assignable books and records with respect to the Properties.

2. Manager shall transfer or assign to Owner, or its designee, all transferable or assignable service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

3. Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of Management Fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

4. All provisions of this Agreement that require Manager to have insurance, or to protect, defend, save, hold harmless and indemnify or to reimburse Owner shall survive any expiration or termination of this Agreement and, if Owner is or becomes involved in any claim, proceeding or litigation by reason of having been Owner, such provisions shall apply as if this Agreement were still in effect.

Manager shall furnish all such information and take all such action as Owner shall require to effectuate an orderly and systematic termination of Manager’s duties and activities under this Agreement. Manager hereby grants a limited power of attorney to Owner to endorse any checks received in connection with the Properties and hereby assigns to Owner effective upon the date of such termination any and all rights Manager may have in and to the Properties’ records.

6.C. Owner’s Obligations Upon Termination. Owner shall pay or reimburse Manager for any sums of money due it under the Agreement for services and expenses prior to termination of this Agreement. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold harmless and indemnify or to reimburse Manager shall survive any expiration or termination of this Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Agreement were still in effect. The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay costs and expenses previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligations of Manager to pay costs and expenses previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid costs and expenses.

7. COVENANTS AND WARRANTIES

7.A. Manager covenants and warrants that:

1. Manager is qualified to manage the Properties and perform the services assumed hereunder has, and will have at the relevant time the resources, capacity, expertise and ability in terms of equipment, software, know-how and personnel to provide the services in the manner required under this Agreement;

2. Manager has all rights necessary to provide the services it is obligated to provide under this Agreement;

3. All reporting and invoicing for services will be compatible with and integrate with Owner’s systems as communicated between the parties;

4. Manager shall require any Third Party Sub-Managers to implement, at their own cost and expense, appropriate internal controls including an SAS 70 audit or similar internal audit report;

5. Manager’s use of any software (other than its own software) or equipment relating to the services provided under this Agreement will not infringe the intellectual property rights of any other person;

6. Manager will supply the services promptly, diligently and professionally, in accordance with the highest professional standards and practices;

7. The services will be fit for the purposes and meet the criteria set out in the Reporting Requirements;

8. Manager will:

(a) efficiently use the resources or services necessary to provide the services;

(b) perform the services in the most cost-effective manner consistent with the required level of quality and performance;

9. Manager’s signing, delivery and performance of this Agreement will not constitute:

(a) a violation of any judgment, order or decree;

(b) a material default under any material contract by which it or any of its assets are bound; or

(c) an event that would, with notice or lapse of time, or both, constitute such a default;

10. Manager has the requisite power and authority to enter into this Agreement and to carry out the obligations contemplated by this Agreement;

11. Manager represents that it is and will continue to be an Equal Opportunity Employer;

12. Manager represents and warrants that (a) Manager and each person or entity owning an interest in Manager is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Manager constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Manager (whether directly or indirectly), (d) none of the funds of Manager have been derived from any unlawful activity with the result that the investment in Manager is prohibited by law or that the Agreement is in violation of law, and (e) Manager has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Manager is prohibited by law or Manager is in violation of law; and

13. Manager covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Owner in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Manager has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Owner under the Agreement and (d) at the request of Owner, to provide such information as may be requested by Owner to determine Manager’s compliance with the terms hereof. Manager hereby acknowledges and agrees that Manager’s inclusion on the List at any time during the term of the Agreement shall be a material default of the Agreement, and this Agreement shall automatically terminate. Notwithstanding anything herein to the contrary, Manager shall take commercially reasonable efforts not to permit the Property or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Property by any such person or entity shall be a material default of the Agreement.

8. MISCELLANEOUS

8.A. Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given and received when delivered in person or on the second (2nd) business day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respective name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.A.

Owner:	CNL Healthcare Trust, Inc. Attention: Chief Financial Officer CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

Manager:	CNL Healthcare Manager Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

8.B. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in the federal or state courts for Orange County, Florida.

8.C. Assignment; Subcontracting. Manager may not assign this Agreement either directly or indirectly without the prior written consent of Owner. Notwithstanding the foregoing, Manager may, without the consent of Owner, (1) assign or delegate partially or in full its duties and rights under this Agreement and the fees and compensation related thereto to a duly qualified Affiliate of Manager; or (2) subcontract with a duly qualified third-party to perform all or some of Manager’s duties and responsibilities under this Agreement as to one or more specific Properties. Manager shall promptly notify Owner in writing of any such permitted assignment, delegation or subcontract.

8.D. Certain Obligations of Manager. Due to the nature of the terms of the leases or third party management contracts (in either case the “Operator”) entered into by Owner with Operator at certain Properties, Owner and/or Operator may be responsible for performing some of the property management services at any such Properties including, but not limited to, those services set forth in Sections 2.B, 2.C, 2.D and 2.E of this Agreement. With respect to such Properties, unless otherwise requested by Owner, Manager shall only be responsible for the oversight of Owner’s and or Operator’s obligations pursuant to the applicable lease or third party management contract terms, including, but not limited to, notifying Company of any deficiency in the performance of any of Owner’s or Operator’s lease obligations.

8.E. No Waiver. The failure of either party to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement, shall not constitute a waiver thereof for the future.

8.F. Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.G. Headings. The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected thereon as the signatories.

8.I. Entire Agreement. This Agreement contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

8.J. Dispute Resolution.

1. Disputes Notice. If a dispute or difference arises between Manager and Owner in respect of any fact, matter or thing arising out of, or in any way in connection with this Agreement, either party may give the other a written notice giving particulars of the dispute or difference.

2. Expert Determination. If the dispute is not resolved within fourteen (14) days after a notice is given under Section 8.J.1 above, the dispute maybe submitted, by the party raising it, to an expert determination, by an industry expert agreed by the parties, or, if no agreement is reached within twenty one (21) days of the notice under Section 8.J.1 above, appointed by the President of Building Owner’s and Manager’s Association “BOMA”, or if it no longer exists such organization which most closely fulfills the functions which were carried out by BOMA. If an expert appointed under this Section 8.J.2: becomes unavailable prior to giving his or her determination; or otherwise does not give his or her determination within the time required by Section 8.J.3; this Section 8.J.2 will reapply.

3. Procedure for Determination. The expert will: act as an expert and not as an arbitrator; proceed in any manner he or she thinks fit; conduct any investigation which he or she considers necessary to resolve the dispute or difference; examine such documents, and interview such persons, as he or she may require; have regard to any submissions of the parties but ignore all directions of the parties; make such directions for the conduct of the determination as he or she considers necessary; and give his or her determination within twenty seven (27) days of the referral of the dispute or such other time agreed between the parties and need not give reasons for his or her determination.

4. Agreement. The parties must enter into an agreement with the expert containing such terms as are reasonably required by the expert, including:

(a) a release of any liability which the expert may otherwise incur for any act or omission, other than actual fraud, during the course of the determination of the dispute; and

(b) a term that each party will pay one-half of the expert’s costs.

5. Determination of Expert. The determination of the expert: must be in writing; and will be final and binding upon the parties.

6. Continuation of Works. Despite the existence of a dispute or difference between the parties Manager must: continue to provide the services; and otherwise comply with its obligations under the Agreement.

8.K. Activities of Manager. The obligations of Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Properties or the business of Owner.

8.L. Independent Contractor. Manager and Owner shall not be construed as joint venturers or owners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Agreement is that of an independent contractor. It is expressly understood and agreed that payments hereunder shall be payments by Owner to Manager as an independent contractor and not as an employee, partner or joint venture of Owner.

8.M. No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except for (a) such rights as shall inure to a successor or permitted assignee pursuant to Section 8.C herein, (b) such rights as the Manager Indemnified Parties shall have pursuant to Sections 2.C.12, 2.L, and 5.D herein, and (c) such rights as the Owner Indemnified Parties shall have pursuant to Section 5.D herein.

8.N. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

8.O. Interpretation. This Agreement shall be deemed to have been drafted jointly by the parties, and therefore no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

8.P. Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate to any financing (whether senior financing, mezzanine level financing, or preferred equity) respecting the Properties (or any portion thereof) (collectively, the “Property Financings”), and any Leases with respect to the Properties or any portion thereof, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Property Financings or Leases. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Owner, the landlord under any of the Leases or the holder of any such Property Financings or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. At any time and from time to time, upon not less than ten (10) business days prior notice from Manager or Owner, the certifying party shall furnish to the requesting party, or a designee thereof, an estoppel certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which Manager has been paid hereunder, that to the knowledge of the certifying party, no default or an event of default has occurred and is continuing or, if a default or an event of default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any subordination or estoppel furnished pursuant to this Section 8.P may be relied upon by Owner, and its affiliates, Lenders, and any prospective landlord or lender of the Property or any portion thereof. Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by such lender or lessor, provided that such amendment does not (i) increase Manager’s financial obligations hereunder, or (ii) have a material adverse effect upon Manager’s rights hereunder, or (iii) materially increase Manager’s non-economic obligations hereunder.

8.Q. Confidential Information. Any and all books, records and information (regardless of the form of disclosure or the medium used to store or represent it) which Manager first becomes aware through disclosure by Owner to Manager or otherwise through Manager’s involvement with Owner and its business operations (the “Confidential Information”) are and shall remain the property of Owner but shall be made available to Manager for its use and knowledge in assuming the duties and responsibilities of Manager under this Agreement. Manager covenants with Owner that it: will maintain the Confidential Information in strict confidence; will only use the Confidential Information for the purpose of carrying out its obligations under this Agreement; and will not disclose, or permit to be disclosed the Confidential Information to any person without the prior written consent of Owner except as required by law.

8.R. Penalties for Non-performance. In the event that Manager fails to comply with the terms outlined in this Agreement or in the Reporting Requirements, Owner may seek any remedy allowed at law or in equity. Any fee, late charge or penalty due to a third party and incurred from Manager’s non-performance, shall be paid by Manager.

8.S. Owner’s Representative. Owner may, by written notice to Manager, delegate all or any portion of its authority hereunder to a designated representative of Owner (“Owner’s Representative”). All decisions made by Owner’s Representative shall be binding on Owner until Manager has received written notice of Owner’s termination of such delegation. Owner hereby designates CNL Healthcare Manager Corp., a Florida corporation, as the initial Owner’s Representative with respect to all of Owner’s authority hereunder.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CNL HEALTHCARE TRUST, INC.,

By:	/S/ STEPHEN H. MAULDIN
Name:	Stephen H. Mauldin
Title:	President and Chief Executive Officer

CHT PARTNERS, LP

By:	CHT GP LLC, its general partner

By:	CNL Healthcare Trust, Inc., its managing member

	By:	/S/ STEPHEN H. MAULDIN
	Name:	Stephen H. Mauldin
	Title:	President and Chief Executive Officer

CNL HEALTHCARE MANAGER CORP.

By:	/S/ HOLLY GREER
Name:	Holly Greer
Title:	Senior Vice President, General Counsel and Secretary

JOINDER

[to be executed by each Property owner concurrent with the acquisition of a Property]

The undersigned,                                 , a                    , as of this      day of                     , 20    , hereby joins in the execution of the Property Management and Leasing Agreement dated                     , 20    , to bind itself by all of the terms and conditions thereof.

[	]

By:
Name:
Title:

APPENDIX A

GENERAL MONTHLY PROPERTY MANAGEMENT REPORTING

Monthly Report Timeline

All reports are due by the end of the 1st day of the following month. Reports can be attached directly into the property management system. In the case when a designated day does not fall on a business day, the activity is to occur on the next business day of the month with each subsequent day moved back the respective amount of days.

Cash activity is to be cut off in the property management on the 20th of the month to facilitate meeting final reporting deadlines per the following schedule (listed in Central time):

Post all open cash batches by noon on the 20th of each month

After the next month’s tenant charges have been charged to the tenants, print the monthly statements and send out to the tenants by 2:00 pm on the 20th of each month

Calculate the monthly management fee and print final monthly check run by 3:00 pm on the 20th of each month

Owner to close A/R and A/P modules by 5:00 pm on the 20th of each month

Before month-end reports to be attached to property management system by end of the second business day following the 20th of each month

Manager company locked out of current month journal entries at 12:01 am on the fifth business day following the 20th of each month

After month-end reports to be attached to property management system by end of day first day of the new month

Monthly Property Management Report

The Monthly Property Management Report is a narrative report summarizing the period’s activity for the property. The Monthly Property Management Report is due by the end of the 7th of each month and is to include all monthly operating activity through the end of the calendar month. The following format should be used and include information based on the standard templates which can be found in the Standard Monthly Property Management Report Package document:

Table of contents

I. Income & Expense Summary with material variance commentary

II. Accounts Receivables – over 60 days and over $10,000 per tenant with actions/recommendations (if in collection, refer to Litigation Report)

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III. Occupancy & Activity Summary

IV. Rollover Schedule – 12 to 18 months

V. Marketing Efforts

VI. Major Capital & Tenant Improvements (see Extraordinary Expenditure Report for detail – add commentary to explain variance)

VII. Facilities Maintenance Update (Major repairs/preventative maintenance projects)

VIII. VIII. General Property Management & Administrative Initiatives and Issues

IX. Major Litigation Issues and Updates (Litigation Report)

X. Insurance and Real Estate Tax Issues

XI. Ownership Issues

Appendix:

•	Extraordinary Expenditure Report

•	Detailed Capital Expense Report

•	Major Repairs Report

•	Management Fee Calculation Reconciliation

•	Excess Cash Distribution Statement

•	Leasing Activity Report

•	Square Footage Reconciliation Report

•	Aged Delinquencies

•	Detailed Variance Analysis

•	Disbursements Report

•	Month Rollover Schedule

•	Letters of Credit – Upcoming Expirations

For detail/information regarding the monthly financial reporting requirements, review the information in Appendix B.

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APPENDIX B

MONTHLY FINANCIAL REPORTING REQUIREMENTS

Instructions:

Submit the following monthly documents in a report entitled Monthly Financial Reports in the order they are listed below no later than the 2nd business day of the following calendar month-end, unless otherwise identified, as a PDF file in the “Property” section within the property management system.

Budget to Actual Variance Analysis:

The Budget to Actual Variance Analysis should include thorough explanations for all actual income and expense account balances which vary from the month-to-month budget by 10% or from the year-to-date budget by 5% AND which exceeds the maximum allowable dollar variance amount of $5,000. The variance analysis should be completed according to Owner’s chart of accounts.

Trial Balances:

The Property Manager must provide trial balances, in Owner’s chart of accounts, providing monthly activity in addition to the applicable YTD balances for each reporting entity.

Balance Sheet:

The Balance Sheet contains the year-to-date balances for all assets, liabilities and equity for an individual property.

Income Statement:

The Income Statement Summary contains both actual and budgeted income and actual and budgeted expense information at the major account levels for both the current month and year-to-date.

Bank Statement & Account Reconciliation:

The current month’s operating bank statement and account reconciliation for the operating accounts must be included in the monthly reporting package. Bank statements will end on the 20th of each month. Each bank account must have its own reconciliation.

Fixed Asset Additions:

Detail of fixed asset additions from the prior month will be reviewed for tax purposes.

Profit & Loss Statements:

PNL statement actual vs. budget detail should be compared on a monthly and year-to-date basis.

Tenant Income Detail:

The Tenant Income Detail shows the beginning accounts receivable balance, current month’s charges, amounts collected by type of income, and the ending accounts receivable balance. The end-of-month balance column should show any prepaid or delinquent accounts. The ending balance for the month should always be carried forward to the following month’s report as the beginning balance. Please total all columns by account category at the end of the report. If necessary, provide a reconciliation of this report to the general ledger account balances.

Aged Accounts Receivable Report:

The Aged Accounts Receivable Report includes all delinquent receivables categorized by number of days past due. This should be reconciled to the end-of-month balance on the Tenant Income Detail. Balances should not include security deposits. The report should include comments regarding attempts to collect and should include commentary for any balances greater than $50,000 that are also 60 days aged and all balances that are 90 days aged.

Doubtful Accounts:

In the event a reserve for doubtful accounts is established to fairly state the collection probability of receivables, a schedule is required which reconciles the reserve balance to the general ledger and provides tenant level detail and applicable comments.

Write-off Request Form:

The Write-off Request Form verifies action was recommended by the Property Manager and Owner’s asset manager (“Asset Manager”) to write-off accounts receivable amounts. A copy of the signed form should be submitted with the monthly accounting package when applicable. All write-off requests require Owner Board approval.

Free Rent and Rental Abatements:

A schedule of all free rent or rental abatement activity should be included in the monthly accounting package. The accounting treatment and economics for such activity should be clearly explained.

Schedule of Deferred Rent Concessions:

Property Manager will calculate and provide supporting schedules for applicable FASB 13 adjustments on a lease-by-lease basis. Such adjustments will be included in the general ledger activity in accordance with US GAAP. Property Managers operating in Owner Yardi environment may not be subject to this requirement. Please confirm with your controller.

Check Register:

The check register contains a detail of all checks written for property expenditures during the current month.

Expense Detail:

The Expense Detail shows the expenses paid during the month by expense account.

Accounts Payable:

The Accounts Payable report represents invoices that have been received and recorded, but checks have not been issued. If necessary, please provide a reconciliation of this report to the general ledger account balances.

Accrual Schedules:

Accrual schedules must be submitted in the monthly accounting package detailing the accrual entries made to the general ledger in the current month.

Capitalization Policy:

Owner’s policy is to capitalize all lease commissions in excess of $1,000 and for lease terms of greater than one year. Additionally, any single expenditure for a capital asset which equals or exceeds $5,000 should be capitalized. Any capital expenditure, regardless of amount, relating to a project where total project costs equal or exceed $5,000, should also be capitalized. Please pay close attention to the definition of a capital asset in the capitalization policy.

Capital Expense:

All types of capital expenditures shall be recorded on a schedule and submitted with the Monthly Financial Reports package. The “Capital Expenditures” form within the Accounting section of the Documents and Forms shows an example of how building improvements and tenant improvements should be listed. Record in detail the monthly expenditures by project or tenant, as applicable. The estimated project cost should agree with the amount budgeted or the amount per the lease proposal. Construction in progress accounts should be used for long-term construction projects until complete to reduce the potential of calculating depreciation on accrued capital or incomplete projects. The total paid per month should agree with the monthly accounting report. Copies of invoices should accompany the capital schedules for all entries made to these accounts. Please note on the schedule the month in which a project is completed. A project is considered complete when the improvement is first put in a state of readiness and is available for a specifically assigned function. Refer to the Capitalization Policy section above for further explanation on what can be capitalized.

Lease Commission:

An example of recording lease commissions on a monthly basis can be found in the “Capital Expenditures” form within the Accounting section in the Documents and Forms. This form details expenses during the month that were charged to account Capitalized Lease Commissions and/or account Non-capitalized Lease Commissions. Copies of invoices should accompany the schedule for any entry to the lease commission capital account. Refer to the Capitalization Policy section above to determine whether a lease commission should be capitalized.

Security Deposits:

All security deposit moneys will be kept by Owner in an account in the state in which the property is located. Due to differences in state laws, special consideration will be made for properties in states with specific requirements. If you have questions, consult with your accountant and we will consult with appropriate parties in such instances. A list of security deposits, by tenant, will be required. Include a memo with the monthly accounting report summarizing the monthly activity of security deposits for the property (i.e., amounts received by tenant, amounts applied to income or outstanding receivable balances due to move outs, etc.).

General Ledger:

Submit a General Ledger generated by the property management system providing all detail activity and posted entries for the applicable reporting period.

Invoices:

Send copies of all invoices for lease commissions, tenant improvements and capital improvements. Owner will calculate all depreciation and amortization expense, thus the need for copies of the supporting documentation for audit purposes.

Accounting Period:

The accounting period cut-off day is the 20th of each month. The monthly management report and supporting detail should be submitted to the property management system as an attachment in the Property section no later than the 2nd business day of the following month.

Actuals Application:

All monthly income and expenses must be entered into the property management system by Manager no later than the 2nd business day of the following month.

Reforecast:

Due to the importance of projecting future operating results, a reforecast of the remaining future periods will be required on a monthly basis. This reforecast will include year-to-date actual information as well as original budget and revised projections. Comments relating to % and revised assumptions as also required.

Distributable Cash:

The Property Manager must provide a monthly calculation of excess cash available at the property indicating the cash available for distribution to Owner. The projection should include the existing cash balance at the end of the period and applicable adjustments for accounts payable, accrued expenses, including real estate tax accrual and non-cash accruals, less a reasonable working capital reserve. Future excess cash projections may also be required.

Consolidated Accounting:

The Manager will be responsible for consolidation of the property information in a form and format acceptable to the Asset Manager.

Standard Templates:

The Property Management Company must provide monthly information via standardized templates required by Owner, such as Capital Expenditures, Budget to Actual Variance Analysis and Excess Cash Distribution. The templates can be found in the Accounting section in the Documents and Forms.

APPENDIX C

ANNUAL REPORTING REQUIREMENTS

Annual Budgets:

Annual budgets are used to monitor the performance of Owner’s real estate properties. The budgeting process begins every fall when Owner sends detailed information outlining budget reporting deadlines to help guide you through the budgeting process.

Key points:

Questions regarding the annual budgets should be directed to your accountant.

Budgets shall contain estimated monthly cash flows, a list and explanation of assumptions used in arriving at projected leasing activity and rates, expenses and capital expenditures.

Budgets must be prepared on an accrual basis.

Estimate of Deferred Maintenance & Capital Expenditure:

Manager shall, for each calendar year, prepare or cause to be prepared and submit to Owner a proposed Capital Budget in a format approved by Owner for releasing expenses and the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Property. Refer to the “General Requirements” and “Construction Guidelines and Procedures” sections of the Operating Guidelines for more details.

Operating Expense Reimbursement Reconciliations:

Manager shall, for each calendar, year prepare and submit to Owner a schedule of operating expense reimbursement reconciliations for review.

1099-MISC Reporting:

Manager will continue to be responsible for reporting 1099 information to the Internal Revenue Service. If vendor history is detailed in two property management systems, information should be combined for 1099 reporting, if applicable.

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EXHIBIT “A”

Quarterly Certification

[Date]

[Owner]

c/o CNL Healthcare Trust, Inc.

450 South Orange Avenue

Orlando, FL 32801

Attn: Joseph T. Johnson, Chief Financial Officer

Re: [Property Name]: Responsibility for Financial Reports; Assessment as of Quarter Ending             .

Dear Joe:

The undersigned, as                      of CNL Healthcare Manager Corp., the manager of the Facility, hereby certifies to [Owner]                     that the following statements are true and correct:

1) To the knowledge of the undersigned, the consolidated income statement and balance sheet (the “Reports”) of the Facility delivered on              fairly present in all material respects the financial position and results of operations of the Facility at the dates and for the periods presented in the Reports, with respect to the matters addressed by such Reports, all in accordance with United States GAAP consistently applied (subject to normal year end adjustments).

2) The undersigned is not aware of any significant deficiencies or material weaknesses in Manager’s design or operation of internal control over financial reporting which are reasonably likely to adversely affect Manager’s ability to record, process, summarize and report financial information with respect to the Facility.

3) The undersigned is not aware of any material fraud that involves management or other employees who have a significant role in Manager’s internal control over financial reporting.

By:

Name:

Title: